Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-221329) pertaining to the RBC Bearings Incorporated 2017 Long-Term Equity Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-192164) pertaining to the RBC Bearings Incorporated 2013 Long-Term Equity Incentive Plan,

(3)	Registration Statement (Form S-8 No. 333-129826) pertaining to the RBC Bearings Incorporated 2005 Long-Term Equity Incentive Plan

of our reports dated May 20, 2020, with respect to the consolidated financial statements of RBC Bearings Incorporated and the effectiveness of internal control over financial reporting of RBC Bearings Incorporated included in this Annual Report (Form 10-K) of RBC Bearings Incorporated for the year ended March 28, 2020.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut

May 20, 2020